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                                                                    EXHIBIT 99.2

COMMUNITY BANK SYSTEM, INC.                   For further information contact:
5790 Widewaters Parkway                       Scott A. Kingsley
DeWitt, N.Y. 13214                            E.V.P. and Chief Financial Officer
                                              (315) 445-3121

Community Bank System to Acquire ES&L Bancorp

SYRACUSE, N.Y., April 21 /PRNewswire-FirstCall/ -- Community Bank System, Inc. (NYSE: CBU) has entered into an agreement to acquire ES&L Bancorp, Inc. in an all-cash transaction valued at approximately $39 million.

Based in Elmira, N.Y., ES&L Bancorp is the parent company of Elmira Savings and Loan, F.A., a federally chartered thrift operating as a community bank. With roots dating back to 1888, the company has two branches in the cities of Elmira and Ithaca, as well as mortgage and title insurance subsidiaries, all of which combine to total approximately $210 million in assets and $190 million in loans.

William A. McKenzie, ES&L Bancorp's President, will remain with Community Bank System as a Senior Regional Vice President upon the closing of this transaction, which is expected to occur during the third quarter, pending regulatory and ES&L shareholder approval.

"This is a 'trademark' acquisition for us, in that it meets all the criteria we seek in an acquisition candidate," said Sanford A. Belden, President and Chief Executive Officer of Community Bank System. "It's a bank with a significant position within smaller urban markets in which we can potentially establish a leading presence. It has a history of providing quality service to its markets, and has demonstrated solid operating results. It offers a base of customers which have not previously had access to the breadth of retail deposit and financial services products we offer. It is led by proven management committed to remain in a leadership and business- development role within our company following the transaction. It's a logical extension of our geographic footprint, complementing the offices we currently operate in Corning, Horseheads, Nichols and Owego, New York, and in Wyalusing, Little Meadows, and Towanda, Pennsylvania. It features two cities which serve as economic anchors for their respective counties. And like so many of our markets, both are home to major higher education institutions such as Cornell University, Ithaca College, Elmira College and various community colleges, which generate all of the socioeconomic and stability benefits which such institutions typically offer their communities."

"This is an excellent opportunity for us to expand our presence in Chemung County," added Mark E. Tryniski, Community Bank System's Executive Vice President and Chief Operating Officer. "When combined with our existing Chemung operations, this transaction will vault us into a top-five market share position (11%) within this 90,000-plus resident county. In addition, the Ithaca location marks our first entry into Tompkins County, an adjacent county to our current markets which we have studied for some time. We are very excited about the opportunity to compete in Ithaca through this in-market transaction."

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"This is a strong opportunity for both ES&L shareholders and employees alike,"
Mr. McKenzie said. "Community Bank System is a natural partner for us. The company is committed to our markets, and guided by a proven management team with a clear growth strategy and a long track record of superior results. Our customers will benefit by gaining access to a wider range of products from a company whose culture is driven by exceptional customer service and the same ideals which we so value, ensuring a smooth transition for ES&L's dedicated employees as well."

Community Bank System, Inc. is a registered bank holding company based in DeWitt, N.Y. (near Syracuse), with $4.2 billion in assets and approximately 130 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania. For further information please visit our websites at http://www.communitybankna.com or http://www.firstlibertybank.com.